EMPLOYMENT AGREEMENT


         THIS AGREEMENT ( THE "AGREEMENT") is made as of the 8th day of November, 2004, between UIL Holdings Corporation, a Connecticut Corporation (the "Company") and Charles J. Pepe (the "Executive"),


                                 WITNESSETH THAT

         WHEREAS, the Executive previously has been employed by the Company as its Treasurer and Assistant Secretary, and is covered by the terms of a certain employment agreement dated as of March 1, 1997, as amended, with The United Illuminating Company; and

         WHEREAS, the Company desires to continue to employ the Executive as its Treasurer and Assistant Secretary, and the Executive desires to be so employed by the Company, and the parties desire to be bound by the terms of this revised employment Agreement (the "Agreement"), which shall supersede and replace all provisions of the prior employment agreement;

         NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained, and the services to be rendered to the Company pursuant hereto, the parties hereby agree as follows:

(1) EMPLOYMENT; TERM

(a) The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, at the pleasure of the Board of Directors of UIL Holdings Corporation (the " UIL Board"), all upon the terms and conditions set forth herein.

(b) The term of this Agreement shall be for a period commencing on the date hereof and ending on the second anniversary of the date hereof, unless this Agreement is earlier terminated as provided in Section 5 (the "Initial Term"). Unless the Company has provided the Executive with at least ninety (90) days prior written notice of its decision not to renew this Agreement after the Initial Term or any subsequent term, this Agreement shall be automatically renewed for a successive one year term (the Initial Term and any renewal term being referred to as the "Term"). For purposes of this Agreement, a non-renewal at the election of the Company at the end of a Term shall constitute a termination of this Agreement without cause, and shall be governed by the provisions of Section 6(c). In no event shall the Company give notice of a non-renewal from the time that an impending Change in Control (as hereinafter defined) is announced through the date of the consummation of such Change in Control.
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         (2)      POSITION AND DUTIES

                  (a) The Executive shall be employed by the Company as its Treasurer and Assistant Secretary, or in such other equivalent or higher position as the UIL Board may determine. The Executive shall:

                  (i) accept such employment and perform and discharge, faithfully, diligently and to the best of the Executive's abilities, the duties and obligations of the Executive's office and such other duties as may from time to time be assigned to the Executive by, or at the direction of, the UIL Board; and

                  (ii) devote substantially all of the Executive's working time and efforts to the business and affairs of the Company.

                  (b) Prior to a Change in Control, in the event that the Executive is named by the UIL Board to an officer position higher in rank or compensation than that applicable at the commencement of the Initial Term, nothing in this Agreement shall obligate the Company to continue such Executive in such higher position; and the Company shall not be deemed in "Breach" of the Agreement (as defined in Section 5(d)) for failure to continue the Executive in such higher position.

                  (c) If the Executive is then a participant in the UIL Holdings Corporation Change in Control Severance Plan (the "UIL CIC Plan II") as of a Change in Control as therein defined, then for the twenty-four month period after such Change in Control, the Company's employment of the Executive shall be without diminishment in the Executive's management responsibilities, duties or powers. In the event that the Executive's employment is not so continued, the Executive may claim to have suffered a Constructive Termination, in accordance with the terms of the UIL CIC Plan II.

         (3)      PLACE OF PERFORMANCE

         In his employment by the Company, the Executive shall be based within a fifty (50)-mile radius of the current executive offices of the Company in New Haven, Connecticut.

         (4)      COMPENSATION

                  (a) BASE SALARY. During the Initial Term of the Executive's employment hereunder, the Executive shall receive a base salary ("Base Salary") at an annual rate of One Hundred Sixty Nine Thousand Three Hundred Dollars ($169,300.00), payable in accordance with the then customary payroll practices of the Company. The Executive's performance and Base Salary shall be reviewed by the UIL Board at least annually, and may be revised upward as a result of any such review. The Executive's Base Salary may be revised downward by the UIL Board contemporaneously with any general reduction of the salary rates of the Company's other officers.

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                  (b) INCENTIVE COMPENSATION. During the Term of the Executive's
employment hereunder, the Executive shall be eligible to be designated by the UIL Board as a participant in each annual short-term incentive compensation program, and any long-term incentive program, maintained for management employees of the Company; provided, however, that entitlement to participation, and continued participation, in any long-term incentive program shall be conditioned upon the Executive fully complying with any stock ownership and retention guidelines from time to time established and promulgated by the UIL Board.

For purposes of this Agreement, the Executive's "ACCRUED INCENTIVE COMPENSATION" shall mean the amount of any annual short-term incentive compensation earned with respect to the calendar year ended prior to the Date of Termination (as defined in Section 5) but not yet paid as of the Executive's Date of Termination.

The Executive's "STUB-PERIOD INCENTIVE COMPENSATION" shall mean the annual short-term incentive compensation being earned in the year in which the Executive terminates employment, pro-rated for the year in which he terminates service, and shall be equal to that short-term annual incentive compensation payment to which the Executive would be entitled, if any, under the terms of the Company's executive incentive compensation plan, calculated as if he had been employed by the Company on the last day of the year including his Date of Termination, and had achieved personal goals `at target', but based on actual performance with respect to the achievement of UIL consolidated financial goals (collectively referred to as "Company goals"), multiplied by a fraction, the numerator of which is the number of days which have elapsed in such year through the Date of Termination and the denominator of which is 365. UIL shall determine in its discretion the composition of the Executive's scorecard, and what constitutes a `personal goal' and `Company goal'; provided generally that an Executive's `personal goals' shall include, for example, his strategic opportunities, leadership, and balance scorecard goals, other than UIL total financial goals, and Company goals shall include, for example, UIL consolidated financial goals based on earnings per share, cash flow, and all other goals not defined as personal goals. In the event that the `gate', if any, is not achieved with respect to Company goals, then no Stub-Period Incentive Compensation will be paid. Any Stub-Period Incentive Compensation payable upon termination of the Executive shall be paid in accordance with Section 6(e) of this Agreement.

                  (c) CHANGE IN CONTROL SEVERANCE PLAN. The Executive has been designated by the UIL Board as an individual covered by the UIL Holdings Corporation Change in Control Severance Plan II (the "UIL CIC Plan II"), subject to all of the terms and provisions of the UIL CIC Plan II as it may be amended from time to time. For purposes of this Agreement, "Change in Control" shall have the meaning set forth in the UIL CIC Plan II. Nothing in this subsection, however, shall entitle the Executive to continued participation in such Plan should the UIL Board determine otherwise in accordance with the terms of that Plan.

                  (d) BUSINESS EXPENSES. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment- related business expenses incurred by the Executive, in accordance with the policies and procedures established by the Company Board from time to time for all of the Company's officers, provided that the Executive properly accounts therefor.

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                  (e) BENEFIT PROGRAMS. During the Term of the Executive's
employment hereunder and to the extent he meets the applicable eligibility requirements, the Executive shall be entitled to participate in and receive benefits under all of the Company's employee benefit plans, programs and arrangements for its similarly situated officers on the same terms and conditions that apply to such officers, including, without limitation, any plan or program of an affiliated company in which the Company is a participating employer, but only for so long as the Company remains a participating employer. Except as otherwise expressly provided, nothing paid to the Executive under any such plan, program or arrangement presently in effect or made available by the Company in the future shall be deemed to be in lieu of compensation to the Executive under any other Section of this Agreement. Nothing in this Agreement shall require the Company to maintain a particular benefit plan or program, or preclude the Company from amending or terminating any such plans, programs or arrangements, including its participation therein, or eliminating, reducing or otherwise changing any benefit provided thereunder, so long as such change similarly affects all similarly situated employees of the Company and is in compliance with applicable law.

                  (f) VACATIONS AND HOLIDAYS. The Executive shall be entitled to that number of weeks of paid vacation in each calendar year determined by the Company Board from time to time to be available to similarly situated Company officers, and shall also be entitled to all paid holidays afforded by the Company to its management employees.

                  (g) SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT. Upon termination of the Executive's employment with the Company and all affiliates other than for Cause (as defined in Section 5(b) of this Agreement), a supplemental retirement benefit shall be payable in accordance with the provisions of this Section (4)(g). The annual supplemental retirement benefit, expressed in the form of a single life annuity beginning at the Executive's Normal Retirement Date as defined in The United Illuminating Company Pension Plan (the "Company's Pension Plan"), shall be the excess, if any, of (A) less
(B), where (A) is 1.9% (.019) of the Executive's highest three-year average Total Compensation times his number of years of service as an employee of the Company (including any deemed service and/or deemed age credited under this Agreement or the CIC Plan II) at termination (not to exceed twenty-five years), plus 0.1% (.001) of the Executive's highest three-year average Total Compensation times the number of years at termination in excess of twenty-five (not to exceed five) of the Executive's service as an Employee of the Company (including deemed service), and (B) is the benefit payable under the Company's Pension Plan, where (A) and (B) are both expressed as a single life annuity commencing as of the Executive's Normal Retirement Date. For purposes of this Section, Total Compensation shall mean the Executive's Base Salary, and any amount payable to the Executive as short-term incentive compensation pursuant to the Company's annual executive incentive compensation plan. Subject to the requirements of Section 6(f), distribution of the supplemental retirement benefit shall be made in the month of January following the Executive's termination of service with the Company and its affiliates, but in no event earlier than six months following the Executive's termination of service. The benefit provided in this Section 4(g) shall be paid in an actuarially equivalent lump sum, unless the Executive shall have elected at least 12 months in advance of such distribution date to commence distributions in one of the other actuarially equivalent forms of benefits permitted under the Company's Pension Plan, in which case the commencement of the supplemental executive retirement benefit provided under this Section 4(g) shall be deferred, except in the case


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of termination due to death or disability, for a period of at least five years from the date on which such distribution otherwise would have been made. The provisions of this subsection are intended to comply with all laws applicable to the taxation of non-qualified deferred compensation, and the Company and Executive agree to revise this subsection as necessary or advisable from time to time in order to comply with changes in such laws. The benefits payable under this Section 4(g) shall be calculated using the same definitions of actuarial equivalence, and the same early retirement reduction factors that are specified in the Pension Plan in the event that the Executive becomes entitled to payment of the supplemental retirement benefit prior to what would have been his Normal Retirement Date, except that, in the event that the Executive is credited with deemed years of service and/or age, the reductions shall be based on the Executive's deemed age and years of service. If the form of payment provides for a death benefit, such benefit shall be payable to the Executive's estate, unless another beneficiary has been designated by the Executive. If the Executive dies prior to the commencement of benefit payments, then the pre-retirement death benefit provisions of the Pension Plan shall apply to the supplemental retirement benefit payable pursuant to this Section (4)(g).

         (5)      TERMINATION

                  (a) DEATH OR DISABILITY. The Executive's employment hereunder shall terminate upon the Executive's death or termination due to disability (as described in Section 6(a) of this Agreement).

                  (b) TERMINATION BY COMPANY FOR CAUSE. The Company may at any time by written notice to the Executive terminate the Executive's employment for Cause in accordance with the following provisions:


                  (i) TERMINATION FOR CAUSE PRIOR TO A CHANGE IN CONTROL. Prior to the date of a Change in Control, the Company shall be deemed to have "Cause" to terminate the Executive's employment hereunder only upon the Executive's:

                           (1) failure to comply with any material term of this Agreement, or to perform and discharge the duties or obligations of the Executive's position as Treasurer, or such other duties as may from time to time be assigned to the Executive consistent with his position as Treasurer, by, or at the direction of, the UIL Board, faithfully, diligently, and competently, unless any such failure is cured in all material respects to the reasonable satisfaction of the UIL Board within sixty (60) days after the Executive receives written notice of such failure; or

                           (2) failure to devote substantially all of his working time and efforts to the business and affairs of the Company unless any such failure is cured in all material respects to the reasonable satisfaction of the UIL Board within sixty (60) days after the Executive receives written notice of such failure; or

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

                           (3) misconduct that is demonstrably injurious to the interests of the Company or its Affiliates (as that term is defined in Section 10) unless such misconduct is rectified in all material respects to the reasonable satisfaction of the UIL Board within thirty (30) days after the Executive receives written notice of such misconduct; or


                           (4) commission of a serious crime, such as an act of fraud, misappropriation of funds, embezzlement, or a crime involving personal dishonesty or moral turpitude.


                   (ii) TERMINATION FOR CAUSE AFTER A CHANGE IN CONTROL. During
                  the period that commences on a Change in Control and for twenty-four (24) months thereafter (the "Change in Control Protective Period"), and subject to the same notice and cure provisions specified above, the Company (or its successor or other entity employing the Executive following such Change in Control) shall be deemed to have Cause to terminate the Executive's employment hereunder only upon the Executive's:


                          (1) commission of a serious crime, such as an act of fraud, misappropriation of funds, embezzlement, or a crime involving personal dishonesty or moral turpitude; or

                          (2) misconduct that is demonstrably injurious to the interests of the Company or its Affiliates; or

                          (3) willful failure of the Executive to substantially perform his or her duties (other than by reason of incapacity due to physical or mental illness or injury).

(C) TERMINATION BY COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment at any time, without cause, upon ninety (90) days prior written notice to the Executive.

(D)   TERMINATION BY EXECUTIVE.

(i) If the Executive is not in default of any of the Executive's obligations under Sections (2), (10), (11) or (12) hereof, the Executive may terminate employment hereunder upon at least thirty (30) days' prior notice, for failure of the Company to observe and perform one or more of its obligations under Sections (2), (3) and/or (4) hereof, which failure the Company fails to remedy within such notice period (a "Breach by the Company").

(ii) If the Executive is not in default of any of the Executive's obligations under Sections (2), (10), (11) or (12) hereof, the Executive may terminate employment hereunder in the absence of a Breach by the Company, effective upon at least ninety (90) days prior written notice.

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

(e) Date of Termination. For purposes of this Agreement, the "Date of Termination" is defined as (i) the Executive's date of death, in the event of his death; or the date of his termination due to disability, in the case of disability, or (ii) the date specified in the notice of termination, in the case of the Executive's termination pursuant to Sections (5)(b), (5)(c), 5(d) hereof.


          (6)     CONSEQUENCES OF TERMINATION OR NON-RENEWAL.


                  (a) TERMINATION ON DEATH, DISABILITY OR RETIREMENT; OR BY THE EXECUTIVE IN THE ABSENCE OF A BREACH BY THE COMPANY UPON ADEQUATE NOTICE. If the Executive's employment terminates by reason of the Executive's death or his total or partial physical or mental disability such that the Executive becomes entitled to long-term disability benefits under the Company's long-term disability plan, or if the Executive retires on or after becoming eligible to retire under the terms of the Company's Pension Plan, or terminates employment hereunder in the absence of a Breach by the Company upon ninety (90) days prior written notice, the Company shall pay to the Executive or, in the event of death or disability, the Executive's personal representative and/or spouse:

                  (i) the Executive's Base Salary earned, but unpaid as of his Date of Termination, and Accrued Incentive Compensation (as defined in Section 4(b));

                  (ii) Stub-Period Incentive Compensation (as defined in Section 4(b)) earned, but unpaid, as of the Date of Termination, but only in the case of the Executive's death, termination due to disability, or retirement (as hereinbefore defined) and not in case of his voluntary termination other than on account of such retirement; plus

                  (iii) any amounts payable pursuant to (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing) and (4)(f) (accrued, but unpaid vacation or holidays) hereof, and (4)(g) (supplemental executive retirement benefits), plus

                  (iv) any benefits or amounts payable, on account of the Executive's (A) participation in any long-term incentive compensation plan and equity compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements.

Pending a determination that the Executive is entitled to long-term disability benefits, the Executive's short-term disability benefits shall be extended, as necessary at 50% of Base Salary, if his length of employment with the Company is of such short duration that his short term disability benefits would otherwise expire before his entitlement to long-term disability benefits is determined.

Upon payment of these amounts, the Company shall have no further obligation to the Executive, the Executive's personal representative and/or spouse under this Agreement or on account of, or arising out of, the termination of the Executive's employment.

                  (b) UPON TERMINATION FOR CAUSE; OR BY THE EXECUTIVE ON FEWER THAN 90 DAYS NOTICE. If the Company terminates the Executive's employment for


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Cause, or the Executive terminates employment hereunder in the absence of a
Breach by the Company and upon fewer than ninety (90) days prior written notice, the Company shall pay to the Executive:

                  (i) the Executive's Base Salary earned, but unpaid, as of the Date of Termination; plus

                  (ii) any amounts payable pursuant to Sections (4)(d), (4)(e) and 4(f) hereof, and

                  (iii) any benefits or amounts payable under any elective non-qualified deferred compensation plan in which the Executive had been a participant, other than any SERP benefit under Section 4(g) or any supplemental executive retirement plan of the Company or an Affiliate, whereupon the Company shall have no further obligation to the Executive under this Agreement or on account of, or arising out of, the termination of the Executive's employment.

                  (c) UPON TERMINATION WITHOUT CAUSE, OR UPON BREACH BY THE COMPANY, NOT ON ACCOUNT OF A CHANGE IN CONTROL. If the Company terminates the Executive's employment hereunder without Cause (including by non-renewal of this Agreement at the election of the Company at the end of a Term), or if the Executive terminates the Executive's employment hereunder on account of a Breach by the Company, and in either case the termination is not upon a Change in Control or within the Change in Control Protective Period, the Company shall pay or provide (as applicable) to the Executive, the following:

                  (i) the Executive's Base Salary, Accrued Incentive Compensation and Stub-Period Incentive Compensation earned, but unpaid, as of the Date of Termination; plus

                  (ii) any amounts payable pursuant to Sections 4(d), 4(e), and 4(f) and 4(g) hereof; plus

                  (iii) any benefits or amounts payable, on account of the Executive's (A) participation in any long-term incentive compensation plan and equity compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements; plus

                  (vi) (A) or (B) below, whichever would provide the Executive with a greater amount of benefit as determined by the Company in good faith:

                  (A) a lump sum payment in an amount equal to the product of 1/12 of the Officer's Base Salary rate approved by the Board of Directors of the Company at the time of its most recent review of the salary rates of all of the Company's officers, plus 1/12 of the short-term annual incentive compensation payment to which the Executive would be entitled, calculated as if he had been employed by the Company on the last day of the year of his Termination, and as if both personal goals and Company goals had been achieved `at target' without pro-ration


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

                  for the fact that the Executive was employed only a portion of the year, multiplied by the number of whole and partial years of the Executive's deemed service as an Employee of the Company at termination (such deemed service being calculated under Section 4(g)) up to and including 24 years); OR

                  (B) the addition of six years to the Executive's age, service, or any combination (not exceeding 6) of whole and partial years of age and/or service in the calculation of supplemental retirement benefits payable under Section 4(g), and in the calculation of entitlement to and benefits payable under the Company's retiree medical benefit plan.

                  Except for the assumption that such goals shall have been achieved `at target', personal and Company goals shall be defined and determined as set forth in Section 4(b) of this Agreement.

                  (v) for the period ending on the first anniversary of the date of the Executive's Date of Termination, continued participation in the medical and dental plan(s) in which he was a participant as of his Date of Termination on the same basis as if he remained an active employee, provided that such participation is possible under the terms and provisions of such plans and programs and applicable law. Such period of continued participation shall run concurrently with, and reduce day- for-day, any obligation that the Company or any Affiliate would have to provide "COBRA" continuation coverage with respect to the Executive's termination of employment. If the Executive's participation in any such plan or program is barred as a result of the Executive's termination, the Company shall arrange to provide the Executive with benefits substantially similar on an after-tax basis to those that the Executive would have been entitled to receive under such plan or program, provided that with respect to any benefit to be provided on an insured basis, the value of such coverage shall be based on the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits.

                  (d) UPON NON-RENEWAL OF AGREEMENT AT END OF TERM. If the Executive's employment hereunder is terminated due to non-renewal of this Agreement, the Company shall pay or provide (as applicable) to the Executive the same payments and benefits to which the Executive would have been entitled had he been terminated without cause in accordance with Section 6(c) of this Agreement.

                  (e) TIMING OF PAYMENT. Any cash amount that is due and owing to the Executive upon his termination of service pursuant to Section 6 will be paid as soon as administratively feasible following the effective date (including any revocation period) of the Release provided for in Section 6(f); provided, however, that (i) any Stub-Period Incentive Compensation, and (ii) that portion of any severance payment that is based on annual short-term incentive compensation shall be paid following the close of the year in which the Date of Termination occurs, at the same time that incentive compensation generally would be payable upon authorization of the UIL Board to all other employees.

                  (f) RELEASE. All payments and obligations of the Company under Section (6) and (7) shall be conditioned upon the execution and delivery by Executive to the Company of a full and effective release by Executive of any liability by the Company to Executive in form and substance reasonably satisfactory to the Company.


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
         (7)      CHANGE IN CONTROL

                  (a) If on, or within twenty-four (24) months following, a Change in Control, the Company (or its successor or other entity employing the Executive following such Change in Control) either terminates the Executive's employment hereunder without Cause or fails to renew this Agreement on substantially identical terms, or if the Executive terminates the Executive's employment on account of a Constructive Termination (as defined in the UIL CIC Plan II), then the Executive shall be entitled to the following:

                  (i) the Executive's Base Salary, Accrued Incentive Compensation and Stub-Period Incentive Compensation earned prior to the Date of Termination; plus

                  (ii) any amounts payable pursuant to Sections 4(d), 4(e), and 4(f) and 4(g) hereof; plus

                  (iii) any benefits or amounts payable, on account of the Executive's (A) participation in any long-term incentive compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements; plus

                  (iv) those payments, and benefits, if any, to which the Executive is entitled by reason of having been designated a Participant in the UIL CIC Plan II. The severance payments, pension supplements and other benefit provisions under such Plan (the "Total UIL CIC Plan Package") shall be controlling and shall supplant the payments and benefits to which the Executive would be entitled assuming the Executive were terminated without Cause pursuant to the terms of this Agreement, including without limitation any severance benefits, supplemental retirement benefits, short-term incentive compensation and other compensation and benefits (other than long term incentive compensation) under this Agreement (the "Employment Agreement Termination Package"); expressly provided, however, that in the event that the Employment Agreement Termination Package exceeds the value of the Total UIL CIC Plan Package, then the Executive shall be entitled to select one or the other Package, but shall not be entitled to both, and shall not be entitled to select among compensation elements in each Package.

Notwithstanding the foregoing, in the event a Change in Control (as defined in the UIL CIC Plan II) occurs on or before October 24, 2008, and the Executive is an employee in good standing under a CIC plan of the Company or UIL at the time of such Change in Control, the Executive shall be entitled, in lieu of the severance under such CIC plan, to a grandfathered severance benefit under such plan, based on the severance formula in effect under the CIC Plan I as of October 23, 2003 in the amount of Three Hundred Ninety Two Thousand, Eight Hundred Sixty Two Dollars ($392,862.00), if such amount would be greater than the amount of the severance benefit to which the Executive otherwise would be entitled under the CIC II Plan, or such other CIC plan as may be in effect with respect to the Executive at such time.

                  (b) For purposes of this Agreement, Change in Control shall mean "Change in Control" as defined with respect to the Company employing the Executive in the UIL CIC Plan II, as amended from time to time.

                  (c) Payment of benefits under this Section 7 shall be subject to, and conditioned upon, the provisions of Section 6(e) and (f) hereof.

         (8) ADDITIONAL CONSEQUENCES OF A CHANGE IN CONTROL

                  (a) PAYMENTS TO EXECUTIVE. In the event that a Change in Control has been approved by all necessary shareholder, creditor and regulatory actions, then, the Company will pay to the Trustee of the UIL Holdings Corporation Supplemental Retirement Benefit Rabbi Trust, as the same may be amended or superseded, for the benefit of the Executive, cash equal to that amount, calculated by the Company's independent certified public accountants, to be reasonably sufficient to pay and discharge the Company's future obligations, if any, to the Executive and/or his personal representative and/or spouse, under
Section 7 hereof, but only if (i) the Executive's employment has been terminated or will be terminated prior to the date of the Change in Control and (ii) the Company does not make such payment directly to the Executive.

                  In the event that the Executive's employment has not been terminated prior to the date of the Change in Control, but subsequently is terminated other than for Cause during the Change in Control Protective Period, then as of the date that notice of Date of Termination is given to the Executive (or that it is finally determined that there is a Constructive Termination, in the case of termination by the Executive), the Company's Successor (as defined in the UIL CIC Plan) shall deposit a sum, calculated by such Successor's independent certified public accountants, reasonably sufficient to pay and discharge such Successor's obligations to the Executive under Section 7 hereof.

                  (b) REDUCTION OF SALARY. During the Change in Control Protective Period, the Executive's Base Salary may not be reduced to an annual rate less than the Base Salary rate fixed by the UIL Board as a result of its most recent review of salary rates, unless such reduction is part of, and consistent with, a general reduction of the compensation rates of all employees of the Company, its successor, or purchaser of assets, as the case may be.

         (9) TAX SAVINGS PROVISION

         If any portion of the payments which the Executive has the right to receive from the Company, or any affiliated entity, hereunder would constitute "excess parachute payments" (as defined in Section 280G of the Internal Revenue Code, and not governed by the terms defined in this Agreement) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

         (10) CONFIDENTIAL INFORMATION

         The Executive recognizes that the Executive's employment by the Company is one of highest trust and confidence by reason of his access to certain trade secrets, confidential business practices, and proprietary information concerning the Company or any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company (an "Affiliate"), including, without limitation, the Company's methods of doing business, marketing and strategic business plans, employees' compensation and contract terms, customer lists and customer characteristics (collectively referred to as "Proprietary Information"). The Executive agrees and covenants to exercise utmost diligence to protect and safeguard the trade secrets, confidential business practices and Proprietary Information concerning the Company and any Affiliate. The Executive further agrees and covenants that, except with the prior written consent of the Company, he will not, either during the Term hereof or thereafter, directly or indirectly, use for his own benefit or for the benefit of any other person or organization, or disclose, disseminate or distribute to any other person or organization, any of the Proprietary Information (whether or not acquired, learned, obtained or developed by the Executive alone or in conjunction with another), unless and until such Proprietary Information has become a matter of public knowledge through no action or fault of the Executive or unless otherwise required by court order to comply with legal process. All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by the Executive during the Term hereof arising out of, in connection with, or related to any activity or business of the Company are and shall continue to be the sole and exclusive property of the Company, and shall, together with all copies thereof, be returned and delivered to the Company by the Executive immediately, when he ceases to be employed by the Company, or at any other time upon the Company's demand.

         (11)  NON-COMPETITION

         The Executive agrees and covenants that, during the Term of this Agreement and for a period of twelve (12) months following the month during which the Executive ceases to be employed by the Company and its Affiliates (the "time in question"), the Executive will not, in any capacity, directly or indirectly, whether as a consultant, employee, officer, director, partner, member, principal, shareholder, or otherwise:

                  (i) become employed by, enter into a consulting arrangement with, or otherwise perform services for, manage, acquire an ownership in, or participate in the management or ownership of, a Competitor; or

                  (ii) directly or indirectly divert or attempt to divert from the Company or any Affiliate any business in which the Company or any Affiliate has been actively engaged during the Term hereof, or in any way interfere with the relationships that the Company or any Affiliate has with its sources of supply or customers; or

                  (iii) directly or indirectly interfere or attempt to interfere with the relationship between the Company or any Affiliate and any of such entity's employees;

unless the Company has granted prior written approval which may be withheld for any reason.

For purposes of this Section "Competitor" means any person or entity (a `business') that sells goods or services that are directly competitive with those goods or services sold or provided by the Company or any Affiliate in a geographic area in which the Company or Affiliate is doing business and such Competitor is also doing business at the time in question, and such goods or services were being sold or provided at the Date of Termination, and, for the Company's most recently completed fiscal year ending with, or immediately prior to, the Date of Termination, contributed more than 10% of the revenue of the Company and its Affiliates. Notwithstanding anything to the contrary in this Section, a business shall not deemed to be a Competitor with the Company if the Executive is employed by, or otherwise associated with such business and that business has a unit that is in competition with the Company or an Affiliate but the Executive does not have direct or indirect responsibilities for the services or goods involved in the competition.

Nothing in this Section shall be construed to prohibit the ownership by the Executive of less than five percent (5%) of any class of securities of any entity that is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither the Executive, nor any group of persons including the Executive, in any way, directly or indirectly, manages or exercises control of such entity, guarantees any of its financial obligations, or otherwise takes any part in its business, other than through exercising the Executive's rights as a shareholder.

For purposes of this Section "Affiliate" means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

As used in Sections 10-12, the term the "Company" shall mean UIL Holdings Corporation and any successor to, or acquirer of, the business or assets of the Company.

          (12)  DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND DISCOVERIES.

         (a) DISCLOSURE OF INVENTIONS. The Executive agrees to make prompt and complete disclosure to the Company of all inventions and discoveries made or conceived by him, alone or with others, while this Agreement is in effect, or within a reasonable time thereafter, which arise out of or relate to the services rendered pursuant to this Agreement. The Executive also agrees to keep necessary records, including notes, sketches, drawings, models and data supporting all such inventions and discoveries made by him, alone or with others, during the course of performing the services pursuant to this Agreement, and the Executive agrees to furnish the Company, upon request, all such records.

          (b) ASSIGNMENT OF INVENTIONS AND DISCOVERIES. The Executive also agrees that he will assign to the Company all inventions and discoveries made by him which arise out of and pertain to the services rendered pursuant to this Agreement, together with all domestic and foreign patents as may be obtained on these inventions and discoveries. The Executive further agrees that, upon request of the Company, he will execute all necessary papers and cooperate in the fullest degree with the Company in securing, maintaining and enforcing any such patents which arise out of his services under this Agreement. It is understood, however, that these obligations undertaken by Executive will be at no expense to him.


         (13) MISCELLANEOUS.

                  (a) EQUITABLE REMEDIES. The Executive acknowledges that the restrictions provided for in Sections (10) through (12) are reasonable and necessary in order to protect the legitimate interests of the Company and its Affiliates, and that any violation thereof would result in serious damage and irreparable injury to the Company and its Affiliates. Further, the Executive acknowledges that the services to be rendered by him are of such unique and extraordinary nature, and the resulting injury to the Company from a breach of Sections (10) through (12), inclusive, by the Executive would be of such a nature, that an action at law for the collection of damages would not provide adequate relief to the Company for the enforcement of its rights in the event of an actual or threatened violation by the Executive of his commitments and obligations under Sections (10) through (12). The Executive agrees that upon the actual or threatened breach or violation of any of the commitments under Section
(10) through (12), the Company shall be entitled to both preliminary and permanent injunctive relief, in any action or proceeding brought in an appropriate court having jurisdiction over the Executive, to restrain him from committing any violation of any such commitments and obligations.

                  (b) EFFECT OF BREACH. All payments and other benefits payable but not yet distributed to Executive under Sections (6), (7) or (8) shall be forfeited and discontinued in the event that the Executive violates Sections
(10) through (12) of this Agreement, or willfully engages in conduct which is materially injurious to the Company, monetarily or otherwise, all as determined in the sole discretion of the Company.

                  (c) SUCCESSORS; BINDING AGREEMENT; ASSIGNMENT.

                  (i) The Company will require the acquirer of all or substantially all of the business or assets of the Company (whether directly or indirectly, by purchase of stock or assets, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Company fails to obtain such agreement prior to the effective date of any such succession, the Executive may terminate his or her employment with in thirty (30) days of such succession and treat such termination as a Breach by the Company and termination without cause on account of a Change in Control entitling the Executive to payments and benefits under
Section 7 of this Agreement. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  (ii) This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. Any attempted assignment of this Agreement by the Executive shall be void and of no force or effect. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

As used in this Section, the term the "Company" shall include The United Illuminating Company, UIL Holdings Corporation, and any successor to, or acquirer of, the business or assets of the Company that executes and delivers the agreement provided for in this Section (13)(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (d) NOTICES. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the Company, to the Secretary of the Company at 157 Church Street, New Haven, Connecticut 06506, or, in the case of the Executive, to the Executive at his residence, or to such other address as either party shall designate by giving written notice of such change to the other party.

                  (E) WAIVER; AMENDMENT. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the UIL Board and agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

                  (F) GOVERNING LAW; SEVERABILITY. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. The validity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties agree that such provisions shall be legally enforceable to the extent permitted by applicable law, and that any court of competent jurisdiction shall so enforce such provision, or shall have the authority hereunder to modify it to make it enforceable to the greatest extent permitted by law.

                  (G) NO CONFLICT. The Executive hereby represents and warrants to the Company that neither the execution nor the delivery of this Agreement, nor the employment of the Executive by the Company will result in the breach of any agreement to which the Executive is a party.

                  (H) SURVIVAL. The provisions of this Agreement shall not survive the termination of this Agreement or of the Executive's employment hereunder, except that the provisions of Sections (6) through (13) hereof shall survive such termination and shall be binding upon the Executive, the Executive's personal representative and/or spouse, the Company, and the Company's successors and assigns.

                  (I) COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Date: November 8, 2004
      ----------------
                                        UIL HOLDINGS CORPORATION
Attest:


/s/ Susan E. Allen                      By: /s/ Nathaniel D. Woodson
------------------                          ------------------------
Susan E. Allen, Vice President          Its Chairman, President and
Investor Relations, Corporate           Chief Executive Officer
Secretary & Assistant Treasurer



                                        /s/ Charles J. Pepe
                                        -----------------------------
                                        CHARLES J. PEPE